UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd. Ste. 1220
San Antonio, Texas	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 26, 2017 (the “Effective Date”), Lilis Energy, Inc. (the “Company”) appointed James Linville as President of the Company. In connection with his appointment, Mr. Linville entered into an employment agreement with the Company. The initial term of the employment agreement is scheduled to end on December 31, 2018, and the employment agreement will renew automatically for additional one-year periods beginning on December 31, 2018, unless either party gives notice of non-renewal at least 180 days before the end of the then-current term.

Mr. Linville’s base salary will be $400,000 for the first year of the employment agreement and $450,000 for the second year of the employment agreement. This base salary will be reviewed periodically for increase by the Company’s Board of Directors (the “Board”). Mr. Linville will be paid a lump sum cash signing bonus of $100,000 on the first regular payroll date of the Company following the Effective Date. Mr. Linville will also be eligible to receive an additional cash bonus equal to no less than $200,000 upon the one-year anniversary of the Effective Date, subject to increase at the sole discretion of the Board, and subject to Mr. Linville’s continued employment with the Company through the payment date (the “2018 Bonus”). Mr. Linville will also be eligible to receive awards of equity and non-equity compensation and to participate in the Company’s annual and long-term incentive plans, in each case as determined by the Board in its discretion. He will also be eligible to participate in the Company’s general employee benefit and paid time off plans, and to receive reimbursement for the direct rental costs for an apartment or house in the San Antonio, Texas area.

On June 26, 2017, Mr. Linville received a conditional grant under the Company’s 2016 Omnibus Incentive Plan of (i) options to purchase 325,000 shares of common stock with an exercise price of $4.84 and (ii) 175,000 shares of restricted stock, which are in each case, subject to stockholder approval of additional shares under the 2016 Omnibus Incentive Plan at the Company’s 2017 annual meeting of stockholders. Both the options and the restricted stock are scheduled to vest over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Under his employment agreement, Mr. Linville will be entitled to a lump sum severance payment equal to 12 months of base salary plus COBRA premiums upon a termination by the Company without cause or a termination by him for good reason (or 24 months if the termination occurs within 12 months following a change in control), in addition to any unpaid portion of his 2018 Bonus. If his employment agreement is terminated due to death or disability, he will be entitled to a lump sum severance payment equal to six months of COBRA premiums. All severance payments under Mr. Linville’s employment agreement are subject to his execution and non-revocation of a release of claims against the Company. The severance payments are also subject to reduction in order to avoid any excise tax associated with Section 280G of the Internal Revenue Code, but only if that reduction would result in Mr. Linville receiving a greater net after tax benefit as a result of the reduction.

All payments to Mr. Linville under his employment agreement will be subject to clawback to the extent required by applicable law. Further, Mr. Linville is subject to non-competition, non-solicitation, anti-raiding, and confidentiality provisions under his employment agreement.

The foregoing description of the Company’s employment agreement with Mr. Linville is not complete and is qualified in its entirety by reference to the terms of such employment agreement, a copy of which is attached as Exhibit 10.1 hereto.

Prior to his appointment as President of the Company, Mr. Linville, age 52, most recently held the position of Senior Director of Operations and Development for US Energy Development Corporation (“US Energy”) from January 2016 to June 2017, where he was a senior technical engineering, operational and resource development professional in the company. During his time at US Energy, Mr. Linville led a team of field and office staff consisting of drilling, completions, operations, engineering, reservoir, regulatory and environmental safety professionals. Additionally, Mr. Linville was a member of the Capital Committee at US Energy, tasked with deploying up to approximately $200 million annually in a portfolio of energy related investments, primarily within the Delaware Basin and Eagle Ford. Prior to US Energy, Mr. Linville was Director of Operations at American Energy Permian Basin (“AEPB”) from January 2015 to July 2015, where he managed field operations, completions, production and facilities engineering for a large Midland Basin Wolfcamp shale horizontal development program. Prior to moving into his position as Director of Operations at AEPB, Mr. Linville was Director of Acquisitions at American Energy Partners, LP (“AELP”) from February 2014 to January 2015, where he assembled and led the acquisitions team, consisting of numerous petro-professionals (Reservoir, Operations, Geoscience, Land), who were responsible for screening over 400 acquisition opportunities. While at AELP, Mr. Linville participated in and managed over 100 acquisition evaluations with aggregate value greater than $12 billion. Previously, Mr. Linville was employed at Devon Energy Corporation (“Devon”) from January 2001 to January 2014, where he held various engineering and management roles. Prior to Devon, Mr. Linville held various leadership and engineering (reservoir, production, drilling) and operational roles at Eastern American Energy, Consolidated Oil & Gas, Hallwood Petroleum, Unocal and his own firm Derrick Engineering Corporation. Mr. Linville earned his Bachelor of Science in Petroleum Engineering from New Mexico Tech and his Master of Science in Environmental Engineering from Marshall University. Throughout his career, he has held numerous leadership roles within the Society of Petroleum Engineers (SPE) and was an Industry Advisory Board member at New Mexico Tech and the Oklahoma City SPE Chapter. In addition, Mr. Linville is a Registered Professional Engineer.

Item 7.01	Regulation FD Disclosure.

On June 26, 2017, the Company issued a press release announcing the appointment of Mr. Linville. A copy of that press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements & Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated June 26, 2017, between James Linville and Lilis Energy, Inc.

99.1	Press Release of Lilis Energy, Inc. dated June 26, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 26, 2017, between James Linville and Lilis Energy, Inc.

99.1	Press Release of Lilis Energy, Inc. dated June 26, 2017.